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                     December 30, 2021

       Rajeev Aggarwal
       Chief Executive Officer
       CVENT HOLDING CORP.
       1765 Greensboro Station Place, 7th Floor
       Tysons, Virginia 22102

                                                        Re: CVENT HOLDING CORP.
                                                            Amendment No. 2 to
Registration Statement on Form S-1
                                                            Filed December 27,
2021
                                                            File No. 333-261787

       Dear Mr. Aggarwal:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

               Please contact Kyle Wiley, Staff Attorney, 202-344-5791 or Josh Shainess, Legal Branch
       Chief, at 202-551-7951 with any questions.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Kevin Frank